EXHIBIT 99.1

                         QUARTERLY EARNINGS ANNOUNCED BY
                           CHESTER VALLEY BANCORP INC.

FOR IMMEDIATE RELEASE

WEDNESDAY JULY 23, 2003

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted quarterly and annual earnings of $893,000 or $0.19 per diluted share, and $5.3 million or $1.12 per diluted share, for the three and twelve months ended June 30, 2003, respectively. This compared to $1.2 million or $0.25 per diluted share, and $5.6 million or $1.22 per diluted share for the three and twelve months ended June 30, 2002.

"Despite the challenges posed by the declining interest rate environment as well as a sluggish economy, the Company continued to progress in its focus to increase core deposits, commercial loans and fee income. At June 30 2003, commercial loans increased to $196.5 million or 18.1% as compared to $166.4 million at June 30, 2002. Over the same period, core deposits increased to $280.2 million as compared to $210.3 million; a 33.2% increase for the year. Our organization remains committed to enhancing our franchise through the execution of our strategic initiative to restructure the balance sheet to more closely mirror that of a commercial bank. We believe our branch locations are well positioned to facilitate this transition and remain flexible to future opportunities, which would enhance our existing branch network" stated Donna M. Coughey, President & CEO.

The decline in net income for the three and twelve months ended June 30, 2003 as compared to the same periods of 2002 is attributed primarily to an increase in the provision for loan losses of $585,000 and $332,000, respectively. The increased provision relates primarily to a single loan. Despite the impact of this loan, the Company's credit quality remains strong as non-performing assets represent only 0.19% of total assets and delinquencies total approximately 0.50% of the loan portfolio. Total assets increased to $584.5 million at June 30, 2003 or a 3.27% increase as compared to the prior year balance of $566.0 million.

For the twelve month period ended June 30, 2003, net interest income was $17.8 million as compared to $18.1 million in the prior year. This 1.6% decline is attributed to a reduction in the Company's net interest margin to 3.43% from 3.66%. The general decline in market interest rates continues to pose challenges to the Company and the financial services industry as a whole. Other income was $7.6 million for the twelve months ended June 30, 2003 as compared to $5.3 million in the prior year. The 42% increase is attributed largely to increased deposit fees of $945,000, increased gains on securities available for sale of $576,000 and reduction in investment security impairment losses of $572,000.

For the three month period ended June 30, 2003, net interest income was $4.5 million as compared to $4.7 million for the comparable period ended June 30, 2002. This 4.0% decline is primarily due to a reduction in the net interest margin from 3.72% to 3.43% at June 30, 2002 and June 30, 2003, respectively. Other income increased $1.4 million quarter over quarter due primarily to increased deposit fees of $230,000, a reduction in investment security impairment losses of $572,000 and gains on securities available for sale of $432,000 for the three months ended June 30, 2003 as compared to a loss of $100,000 in the comparable prior year period.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square and Eagle. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
               (Dollars in Thousands Except for Per Share Amounts)

***CONSOLIDATED OPERATIONS DATA:

                                                      THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                           JUNE 30,                         JUNE 30,
                                                 ----------------------------    -----------------------------
                                                      2003            2002            2003            2002
                                                 ------------    ------------    -------------   -------------
Total interest income                                 $7,576          $8,290          $31,715         $34,470
Total interest expense                                 3,114           3,640           13,892          16,364
                                                 ------------    ------------    -------------   -------------
NET INTEREST INCOME                                    4,462           4,650           17,823          18,106
  Provision for loan losses                              705             120              879             547
                                                 ------------    ------------    -------------   -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                      3,757           4,530           16,944          17,559
Total other income                                     1,899             515            7,574           5,348
Other operating expenses                               4,527           3,965           17,629          15,977
                                                 ------------    ------------    -------------   -------------
  Income before income taxes                           1,129           1,080            6,889           6,930
  Income tax expense (benefit)                           236            (77)            1,627           1,355
                                                 ------------    ------------    -------------   -------------
NET INCOME                                            $  893          $1,157          $ 5,262         $ 5,575
                                                 ============    ============    =============   =============
EARNINGS PER COMMON SHARE (1)
  Basic                                               $ 0.20          $ 0.26          $  1.16         $  1.23
                                                 ============    ============    =============   =============
  Diluted                                             $ 0.19          $ 0.25          $  1.12         $  1.22
                                                 ============    ============    =============   =============


***CONSOLIDATED FINANCIAL CONDITION DATA:

                                                                     JUNE 30,         JUNE 30,
                                                                       2003             2002          % CHANGE
                                                                    ---------        ---------        --------
Total assets                                                        $584,528         $566,032            3.27%
Loans and loans held for sale, net                                   384,828          363,702            5.81%
Deposits                                                             400,586          385,980            3.78%
Total stockholders' equity                                            49,571           44,171           12.23%



***   OTHER SELECTED DATA:
                                                        THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                             JUNE 30,                         JUNE 30,
                                                   -----------------------------    -----------------------------
                                                      2003             2002             2003            2002
                                                   ------------    -------------    -------------   -------------
Average interest rate spread (2)                       3.35%            3.59%            3.35%           3.51%
Net yield on average interest-earning assets (2)       3.43%            3.72%            3.43%           3.66%
Ratio of average interest-earning
  assets to average interest-bearing liabilities        1.03    X        1.05    X        1.03    X       1.05    X

Non-performing assets to total assets                  0.19%            0.17%            0.19%           0.17%
Book value per common share (1)                       $10.85           $10.27           $10.85          $10.27
Closing price of common stock at end of
  period (1)                                          $19.26           $14.95           $19.26          $14.95
Number of full-service offices at end of period           10                9               10               9

(1)Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2002.
(2)Percentages are presented on a taxable equivalent basis.